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                                                                   EXHIBIT 10.41

                              EMPLOYMENT AGREEMENT

This Employment Agreement dated for reference December 9, 2005.

BETWEEN:

            QLT USA, INC., having an address of 2579 Midpoint Drive, Fort Collins, Colorado, 80525, USA.

            ("QLT USA")

AND:

            MICHAEL R. DUNCAN, having an address of ####, Colorado, ###, USA.

            ("MR. DUNCAN")

WHEREAS:

A. Mr. Duncan has been employed by QLT USA and its predecessor, Atrix Laboratories, Inc., and currently holds the position of President of QLT USA.

B. QLT USA and Mr. Duncan wish to enter into this Agreement to confirm the terms and conditions of Mr. Duncan's employment with QLT USA.

      NOW THEREFORE in consideration of the payment by QLT USA to Mr. Duncan of $100.00, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT USA and Mr. Duncan agree as follows:

1. POSITION AND DUTIES

1.1 POSITION - Currently, Mr. Duncan holds the position of President of QLT USA. Mr. Duncan acknowledges that QLT USA is undergoing a strategic evaluation and that, as a result of that evaluation, Mr. Duncan's responsibilities and title may be altered to focus on the management of the manufacturing facility and generic dermatology business at QLT USA. As a result, Mr. Duncan agrees that the Board of Directors of QLT USA (the "Board"), may require that Mr. Duncan's title be altered in the future to reflect any such different or more focused responsibilities provided that such position is at a level of Senior Vice President (including General Manager of a division) of QLT USA . Until such time as his title is so altered by the Board, Mr. Duncan will hold the position of President of QLT USA. Mr. Duncan agrees to be employed by QLT USA in this position (as may be altered in accordance with the foregoing), subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his duties on behalf of QLT USA, Mr. Duncan will:

      (a) OVERALL RESPONSIBILITIES - Under the direction of the Board of Directors of QLT USA (the "Board") and in consultation with the Chief Executive Officer of QLT Inc., have overall responsibility for such areas as may be directed by the Board from time to time.

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      (b)   REPORT - Report, as and when required, to the Board.

      (c) BEST EFFORTS - Use his best efforts, industry and knowledge to improve and increase QLT USA's business and to ensure that QLT USA is at all times in compliance with applicable state, federal and other governing statutes, policies and regulations pertaining to QLT USA business.

      (d) WORKING DAY - Devote the whole of his working day attention and energies to the business and affairs of QLT USA.

2. COMPENSATION

2.1 ANNUAL COMPENSATION - In return for his services under this Agreement, QLT USA agrees to pay or otherwise provide the following total annual compensation to Mr. Duncan:

      (a) BASE SALARY - A base salary in the amount of $282,920 (U.S.) in 24 equal installments payable semi-monthly in arrears, subject to periodic annual reviews at the discretion of the Board of QLT USA and the Executive Compensation Committee of the Board of Directors of QLT Inc.

      (b) BENEFIT PLANS - Coverage for Mr. Duncan and his eligible dependents under any employee benefit plans provided by/through QLT USA to its employees, subject to:

            I.    Each plan's terms for eligibility,

            II. Mr. Duncan taking the necessary steps to ensure effective enrollment or registration under each plan, and

            III. Customary deductions of employee contributions for the premiums of each plan.

      (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with QLT USA's policies (as amended from time to time and approved by the Board), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Duncan, subject to him maintaining proper accounts and providing documentation for these expenses upon request.

      (d) VACATION - That number of weeks of paid vacation per year as determined in accordance with QLT USA's standard vacation policy for executive level employees approved by the Board. As per QLT USA's policies (as amended from time to time), unless agreed to in writing by the Board:

            I. All vacation must be taken in the calendar year in which it is earned by Mr. Duncan, and

            II.   Vacation entitlement will not be cumulative from year to year.

      (e) CASH INCENTIVE COMPENSATION PLAN - Participation in the Cash Incentive Compensation Plan offered by QLT USA to its senior management in accordance with the terms of such Plan, as amended from time to time by the Board. Under the Cash Incentive Compensation Plan, Mr. Duncan will be eligible to receive each year as a lump sum payment an amount up to that specified in advance by the Board of Directors of QLT Inc. and the Board of QLT USA, in their sole discretion. The amount of that payment each year will be determined at the sole discretion of the Board of Directors of QLT Inc. and the Board of QLT USA following the completion of each fiscal year of QLT USA and will be based on the performance of Mr. Duncan, QLT USA and QLT Inc. relative to pre-set corporate and individual objectives and milestones for the immediately preceding fiscal year. Mr. Duncan will not be eligible to receive any such amount in 2005 for the preceding fiscal year but will be eligible to receive that incentive payment in 2006 and subsequent years, based on his employment in 2005 and in subsequent years.

      (f) STOCK OPTION PLAN - Participation in any stock option plan offered by QLT USA to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

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3. RESIGNATION

3.1 RESIGNATION - Mr. Duncan may resign from his employment with QLT USA by giving QLT USA 60 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his resignation. On receiving a Resignation Notice, QLT USA may elect to provide the following payments in lieu of notice to Mr. Duncan and require him to leave the premises forthwith:

      (a) BASE SALARY - Base salary owing to Mr. Duncan for the 60-day notice period.

      (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Mr. Duncan and his eligible dependents prior to the date of his Resignation Notice will continue to the extent permitted by the applicable benefit plan provider. Mr. Duncan acknowledges and agrees that pension (including 401(k) contributions) and short and long term disability plans provided through QLT USA will not be continued beyond the last day that Mr. Duncan works at QLT USA's premises (the "LAST ACTIVE DAY"). Mr. Duncan's entitlement to any continuation of group health insurance benefits after the effective date of his resignation will be determined in accordance with, and subject to Mr. Duncan's compliance with, the Comprehensive Omnibus Reconciliation Act of 1985, as amended ("COBRA") and limited to the continuation period prescribed therein.

      (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT USA's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Duncan prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

      (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Duncan as at the expiry of the 60-day notice period.

3.2 OTHERS - In the event of resignation of Mr. Duncan as set out in paragraph 3.1, the parties agree:

      (a) NO BONUS - Mr. Duncan will have no entitlement to participate in QLT USA's Cash Incentive Compensation Plan for the year in which he resigns his employment with QLT USA; and

      (b) STOCK OPTION PLAN - Mr. Duncan's participation in any stock option plan offered by QLT USA to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Duncan.

4. RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in QLT USA's policies, as amended from time to time and approved by the Board) of Mr. Duncan from active employment with QLT USA, the parties agree that:

      (a) THIS AGREEMENT - Subject to the provisions of paragraph 10.6, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

      (b) STOCK OPTIONS - Mr. Duncan's participation in any stock option plan offered by QLT USA to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Duncan.

      (c) COBRA BENEFITS - Mr. Duncan's entitlement to any continuation of any group health insurance benefits after the effective date of his retirement will be determined in accordance with, and subject

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            to Mr. Duncan's compliance with, COBRA and limited to the
            continuation period prescribed therein.

5. TERMINATION

5.1 TERMINATION FOR CAUSE - QLT USA reserves the right to terminate Mr. Duncan's employment at any time for any reason. Should Mr. Duncan be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof. As used in this Agreement, "cause" means:

      (a) if Mr. Duncan materially violates any term of his employment, the Proprietary Information and Inventions Agreement for Employees entered into between QLT USA (formerly Atrix Laboratories, Inc.) on May 30, 2002, or any policy of QLT USA or policy of QLT Inc. applicable to QLT USA or Mr. Duncan, including, without limitation, the Insider Trading Policy, Code of Ethics, Code of Exemplary Conduct and Sexual Harassment Policy of QLT USA and/or QLT Inc.;

      (b) willful misfeasance, gross negligence or nonfeasance of duty by Mr. Duncan that is reasonably likely to be detrimental or damaging or that has the effect of injuring or damaging the reputation, business or business relationships of QLT USA or any of its affiliates (including QLT Inc.) or any of their respective officers, directors or employees;

      (c) any arrest, indictment (defined as any proceeding in which "probable cause" is found), conviction (or the civil equivalent) of Mr. Duncan or a plea of guilty or nolo contendere by Mr. Duncan by Mr. Duncan to a charge based on a federal or state felony or serious criminal or civil offense (even if the crime is classified under the applicable law as a "misdemeanor"), including, but not limited to (1) crimes or civil offenses involving theft, embezzlement, fraud, dishonesty or moral turpitude; (2) crimes or civil offenses based on banking or securities laws (including the Sarbanes-Oxley Act of 2002); and (3) civil enforcement actions brought by federal or state regulatory agencies (including the Securities and Exchange Commission); or

      (d) willful or prolonged and unapproved absence from work by Mr. Duncan or failure, neglect or refusal by Mr. Duncan to perform his duties and responsibilities as determined by the Board in its sole discretion.

5.2 TERMINATION OTHER THAN FOR CAUSE - QLT USA reserves the right to terminate Mr. Duncan's employment at any time other than for cause. However, if QLT USA terminates Mr. Duncan's employment for any reason other than for cause then, except in the case of Mr. Duncan becoming completely disabled (which is provided for in paragraph 5.6) and subject to the provisions set forth below, Mr. Duncan will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3. Notwithstanding the foregoing, in the event QLT USA in its sole discretion elects to pay the Severance Pay (as defined below) in lieu of notice, payment of the Severance Pay will be subject to, and will be made 10 days after, receipt by QLT of a release properly executed by Mr. Duncan, which release will be in the form set out in SCHEDULE A. In the event that Mr. Duncan fails to execute and deliver to QLT USA that release within 10 days after the termination of Mr. Duncan's employment, QLT USA will not be obligated to pay or provide to Mr. Duncan the Severance Pay.

      Notwithstanding the foregoing, Mr. Duncan agrees that:

      (a) any change in his position, responsibilities or reporting relationship or any request to transition his employment from QLT USA to QLT Inc. (and, if necessary to relocate to Vancouver, British Columbia, with relocation costs paid by the Company or QLT Inc., including relocation costs back to Colorado or a destination of reasonably comparable distance in the event that Mr. Duncan's employment is terminated without cause within 24 months after being relocated to Vancouver) will not be considered a termination without cause or give rise to any right under this Section 5.2 or Section 5.3; and

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      (b) in the event that Mr. Duncan's employment with QLT USA is terminated in connection with the sale of all or a portion of the business of QLT USA to a purchaser:

            (i) in which Mr. Duncan or any member of his immediate family directly or indirectly holds an equity interest equal to or greater than 5%, or

            (ii) that offers to Mr. Duncan employment with the purchaser which provides to Mr. Duncan financial compensation and benefits (excluding stock options) which are in the aggregate substantially the same as those enjoyed by Mr. Duncan prior to such sale, then Mr. Duncan shall not be entitled to any Severance Pay under paragraph 5.3(a), Benefits Compensation under paragraph 5.3(b) or out-placement counseling under paragraph 5.3(c) but Mr. Duncan shall remain entitled to the other amounts payable under paragraph 5.3(d) up to and including his Last Active Day.

5.3 SEVERANCE NOTICE AND PAY - In the event QLT USA terminates Mr. Duncan's employment as set out in paragraph 5.2, Mr. Duncan will, subject to paragraph 5.5, be entitled to:

      (a) NOTICE - Advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE PAY"), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

            I. A minimum of six months Severance Notice, or Severance Pay in lieu thereof, and

            II. One additional month's Severance Notice for each complete year of continuous employment with QLT USA. For greater certainty, for the purposes of determining the number of complete years of continuous employment with QLT USA, all years in which Mr. Duncan was employed by QLT USA and its predecessor, Atrix Laboratories, Inc. will be included in such calculation,

            (the cumulative time referred to in I and II above being referred to as the "NOTICE PERIOD")

            up to a maximum total of 24 months' Severance Notice, or Severance Pay in lieu of Severance Notice. Mr. Duncan acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at QLT USA's discretion.

      (b)   HEALTH AND LIFE INSURANCE BENEFITS - If:

            I. Mr. Duncan elects continued coverage under QLT USA's health plan pursuant to the COBRA, then QLT USA will continue to pay Mr. Duncan QLT USA's portion of the premium for Mr. Duncan's continued coverage under the QLT USA health plan until the first to occur of (A) the expiry of the Notice Period, and (B) the date on which Mr. Duncan's COBRA continuation period terminates in accordance with COBRA; and

            II. Mr. Duncan elects continued coverage under QLT USA's life insurance plan, then QLT USA will continue to pay QLT USA's portion of the premium for Mr. Duncan's continued coverage under QLT USA's life insurance plan, or if continued coverage under QLT USA's life insurance plan is not available pursuant to the terms of such plan, then QLT USA will pay to Mr. Duncan the amount of the premium that would otherwise be payable by QLT USA if Mr. Duncan's employment were not terminated until the end of the Notice Period. Mr. Duncan acknowledges and agrees that pension and short and long term disability plans provided through QLT USA will not be continued beyond Mr. Duncan's Last Active Day.

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            (collectively, the "BENEFITS COMPENSATION")

      (c) OUT PLACEMENT COUNSELING - In the event QLT USA terminates Mr. Duncan's employment as set out in paragraph 5.2, in the year following termination, QLT USA will pay to an out placement counseling service (to be agreed to by Mr. Duncan and QLT USA) a maximum of US$5,000 for assistance rendered to Mr. Duncan in seeking alternative employment.

      (d) OTHER COMPENSATION - In the event QLT USA terminates Mr. Duncan's employment as set out in paragraph 5.2, the parties further agree as follows:

            I. QLT USA will reimburse (in accordance with QLT USA's policies, as amended from time to time) Mr. Duncan for all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Duncan prior to the date of termination, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

            II. QLT USA will make a payment to Mr. Duncan in respect of his accrued but unpaid vacation pay to the date of termination.

            III. QLT USA will make a prorated payment to Mr. Duncan in respect of his entitlement to participate in QLT USA's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Duncan and the entitlement to be at the level Mr. Duncan would have otherwise been eligible to receive in the current calendar year as if all personal and corporate goals were met but not exceeded.

            IV. Mr. Duncan's participation in any stock option plan offered by QLT USA to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Duncan.

5.4 ACKNOWLEDGEMENT - Mr. Duncan acknowledges and agrees that in the event QLT USA terminates Mr. Duncan's employment as set out in paragraph 5.2, in providing:

      (a)   The Severance Notice or Severance Pay, or any combination thereof;
      (b)   The Benefits Compensation;
      (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and
      (d)   The other compensation set out in subparagraph 5.3(d);

      QLT USA will have no further obligations, statutory or otherwise, to Mr. Duncan in respect of this Agreement and Mr. Duncan's employment under this Agreement.

5.5   DUTY TO MITIGATE AND NOTICE OF NEW EMPLOYMENT

      Mr. Duncan acknowledges and agrees that if his employment is terminated as set out in paragraph 5.2, his entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to his duty to mitigate such payments by looking for and accepting alternative employment or contract(s) for services. If Mr. Duncan obtains new employment or contract(s) for services of four weeks or longer, Mr. Duncan agrees that he will notify QLT USA of this fact in writing (the "NEW EMPLOYMENT NOTICE") within five working days of such an occurrence and in this event the following provisions apply:

            (a) Mr. Duncan acknowledges and agrees that his entitlement to Severance Pay and Benefits Compensation will cease as of the date on which his new employment or contract for services commences.

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            (b) Within 10 working days of receipt of the New Employment Notice from Mr. Duncan, QLT USA agrees that it will pay Mr. Duncan a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to Mr. Duncan for the balance of the Severance Notice period.

5.6   TERMINATION DUE TO INABILITY TO ACT

      (a) TERMINATION - QLT USA may immediately terminate this Agreement by giving written notice to Mr. Duncan if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

            I.    For a period exceeding six consecutive months, or

            II. For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

            and no other reasonable accommodation can be reached between QLT USA and Mr. Duncan. Notwithstanding the foregoing, QLT USA agrees that it will not terminate Mr. Duncan pursuant to this provision unless and until Mr. Duncan has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

      (b) PAYMENTS - In the event of termination of Mr. Duncan's employment with QLT USA pursuant to the provisions of this paragraph 5.8, QLT USA agrees to pay to Mr. Duncan Severance Pay and Benefits Compensation as set out in paragraph 5.3 and in this situation:

            I. While he is completely disabled Mr. Duncan will have no duty to mitigate the payments owing to him by looking for and accepting suitable alternative employment or contract(s) for service, and

            II. If Mr. Duncan ceases to be completely disabled, then the provisions of paragraphs 5.5 (duty to mitigate and notice of new employment) and 5.3(c) (out placement counseling) will apply.

      (c) DEFINITION - The term "completely disabled" as used in this paragraph 5.8 will mean the inability of Mr. Duncan to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Mr. Duncan from satisfactorily performing any and all essential functions of his position for QLT USA during the foreseeable future.

5.7 DEATH - Except as set out below, effective the date of death (the "DATE OF DEATH") of Mr. Duncan, this Agreement and both parties' rights and obligations under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT USA will pay the following amounts to Mr. Duncan's estate:

      (a)   BASE SALARY - Base salary owing to Mr. Duncan up to his Date of
            Death.

      (b) COBRA BENEFITS - The entitlement of Mr. Duncan's eligible dependents to any continuation of any group health insurance benefits after the effective date of his death will be determined in accordance with, and subject to compliance by Mr. Duncan's eligible dependents with, COBRA and limited to the continuation period prescribed therein.

      (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT USA's Policy and Procedures

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            Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Duncan prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

      (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Duncan as at his Date of Death.

      (e) BONUS - A prorated payment to Mr. Duncan in respect of his entitlement to participate in QLT USA's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Duncan and the entitlement to be at the maximum level Mr. Duncan would have otherwise been eligible to receive in the current calendar year if all corporate and individual goals were met but not exceeded.

      After his Date of Death, Mr. Duncan's participation and/or entitlement under any stock option plan offered by QLT USA to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Duncan.

5.8 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of any other agreement that has previously or may subsequently be entered into between QLT USA (including Atrix Laboratories, Inc.) and Mr. Duncan with respect to a change of control of QLT USA or QLT Inc. are both applicable, Mr. Duncan agrees that he will give written notice to QLT USA with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

5.9 FUNDAMENTAL BREACH - Mr. Duncan acknowledges and agrees that failure by him to provide the New Employment Notice to QLT USA within five working days as set out in paragraph 5.5(a), or him providing employment or contract(s) for services to a company which is in direct competition with QLT USA in breach of paragraph 8.1, will be deemed to be a fundamental breach of this Agreement and QLT USA's obligations to pay Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 will cease immediately.

5.10 INTERNAL REVENUE CODE SECTION 409A - To the extent applicable, this Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code ("CODE") and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Agreement, in the event that QLT USA determines that amounts payable under this Agreement may be subject to Code Section 409A, QLT USA may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that QLT USA determines are necessary or appropriate to (a) exempt the Award from Code
      Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the payments under this Agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance. Mr. Duncan acknowledges that compliance with Code
      Section 409A may require that payments under the Agreement be delayed until the end of six months following Mr. Duncan's termination of employment.

6 CONFLICT OF INTEREST

6.3 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his employment with QLT USA, Mr. Duncan agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT USA, QLT Inc. or any of their respective affiliates or subsidiaries. To avoid improper appearances, Mr. Duncan agrees that he will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT USA or QLT Inc., either as a customer or a supplier or a co-venturer. QLT USA and Mr. Duncan acknowledge and agree that from

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      time to time the Board may consent in writing to activities by Mr. Duncan which might otherwise appear to be a real or apparent conflict of interest.

6.4 NO FINANCIAL ADVANTAGE - During the term of his employment with QLT USA, Mr. Duncan agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.5 COMPLY WITH POLICIES - During the term of his employment with QLT USA, Mr. Duncan agrees to comply with all written policies issued by QLT USA dealing with conflicts of interest.

7. CONFIDENTIALITY AND INTELLECTUAL PROPERTY

7.1 CONFIDENTIALITY AND INTELLECTUAL PROPERTY OWNERSHIP - The parties incorporate by reference the terms of that separate Proprietary Information and Inventions Agreement For Employees entered into between QLT USA (formerly Atrix Laboratories, Inc.) and Mr. Duncan dated May 30, 2002, which agreement forms a material part of this Agreement.

7.2 NO USE OF FORMER EMPLOYER'S MATERIALS - Mr. Duncan certifies that he has not brought to QLT USA and will not use while performing his employment duties for QLT USA any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT USA by the former employer.

8. POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - Mr. Duncan acknowledges that by virtue of his senior position with QLT USA, he has intimate knowledge of the business, products and customers of QLT USA and, by virtue of his participation on the executive committee for the global QLT group, has intimate knowledge of the business, products and customers of QLT Inc. and its other affiliates and subsidiaries. As a result, Mr. Duncan agrees that, without the prior written consent of the Board, for a period of one year following termination of his employment with QLT USA for any reason (by resignation or otherwise), as measured from his Last Active Day, Mr. Duncan will not:

      (a) PARTICIPATE IN A COMPETITIVE BUSINESS - Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT USA with respect to:

            I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmic, dermatology, urology and auto-immune disease,

            II. The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT Inc. or QLT USA's then current commercial products, Visudyne or Eligard or any other products then being commercialized by or on behalf of QLT USA, QLT Inc. or its affiliates or subsidiaries which have worldwide annual net sales of U.S.$50,000,000 or more in the calendar year preceding Mr. Duncan's Last Active Day, or

            III. the development and/or commercialization and/or marketing of pharmaceutical products that are based on a polymer based drug delivery technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT Inc. or QLT USA's core business or the core business of any affiliate or

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

                  subsidiary of QLT,

            anywhere in Canada, the United States or Europe.

      (b) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - Directly or indirectly call upon or solicit any QLT USA employee or QLT USA customer or known prospective customer of QLT USA on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT USA with respect to:

            I. The development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmic, dermatology, urology and auto-immune disease,

            II. The development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT Inc. or QLT USA's then current commercial products, Visudyne or Eligard or any other products then being commercialized by or on behalf of QLT USA, QLT Inc. or its affiliates or subsidiaries which have worldwide annual net sales of U.S.$50,000,000 or more in the calendar year preceding Mr. Duncan's Last Active Day, or

            III. the development and/or commercialization and/or marketing of pharmaceutical products that are based on a polymer based drug delivery technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT Inc. or QLT USA's core business or the core business of any affiliate or subsidiary of QLT, anywhere in Canada, the United States or Europe.

      (c) SOLICIT EMPLOYEES - Directly or indirectly solicit any individual to leave the employment of QLT USA, QLT Inc. or any of their affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT USA, QLT Inc. or any of their affiliates or subsidiaries and their current or prospective employees.

      (d) SOLICIT CUSTOMERS - Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT USA, QLT Inc. or any of their affiliates or subsidiaries to cease doing business with QLT USA, QLT Inc. or any of their affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT USA, QLT Inc. or any of their affiliates or subsidiaries.

8.2 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Mr. Duncan from owning any minority interest in any company where stock or shares are traded publicly.

9. REMEDIES

9.1   IRREPARABLE DAMAGE - Mr. Duncan acknowledges and agrees that:

      (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT USA; and

      (b) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him, QLT USA will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of

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

            the provisions of this Agreement including, without limitation, the provisions of paragraphs 7 and 8.

9.2 INJUNCTION - In the event of any dispute under paragraphs 7 and/or 8, Mr. Duncan agrees that QLT USA will be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security will be required from QLT USA in connection therewith.

9.3 ADDITIONAL REMEDIES - Mr. Duncan acknowledges and agrees that the remedies of QLT USA specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT USA at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT USA may have recourse to any one or more of its available rights and remedies as it will see fit.

10. GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by QLT USA to Mr. Duncan under this Agreement will be subject to QLT USA's withholding of applicable withholding taxes.

10.2 INDEPENDENT LEGAL ADVICE - Mr. Duncan acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3 BINDING AGREEMENT - The parties agree that this Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the state of Colorado. All disputes arising under this Agreement will be referred to the Courts of the state of Colorado, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5 NOTICE - The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission as follows:

     (a)   IF TO QLT USA -      Attention:  Board of Directors of QLT USA, Inc.
                                2579 Midpoint Drive
                                Fort Collins, Colorado
                                80525, USA
                                Fax No. (970) 482-9735

           WITH A COPY TO:
                                QLT Inc.
                                887 Great Northern Way
                                Vancouver, British Columbia
                                V5T 4T5, Canada
                                Attention: Chief Executive Officer
                                Fax No. (604) 707-7001

     (b)   IF TO MR. DUNCAN -   To the address on page 1;

      or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the

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

      next business day following the date of transmission.

10.6  SURVIVAL OF TERMS

      (a) MR. DUNCAN'S OBLIGATIONS - Mr. Duncan acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of paragraphs 7, 8 and 10 of this Agreement will survive any termination of this Agreement.

      (b) QLT USA'S OBLIGATIONS - QLT USA acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of paragraphs 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

      (c) WITHOUT PREJUDICE - Any termination of this Agreement will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7 WAIVER - The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, the Proprietary Information and Inventions Agreement for Employees dated May 30, 2002 entered into between Mr. Duncan and QLT USA (formerly Atrix Laboratories, Inc.), any Stock Option Agreements and agreements relating to a change of control of QLT Inc. entered into between QLT USA and Mr. Duncan constitute the entire agreement between QLT USA and Mr. Duncan with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT USA and Mr. Duncan regarding the subject matters hereof and thereof. To the extent that there is any conflict between the provisions of this Agreement and any Stock Option Agreements between QLT USA and Mr. Duncan, the following provisions will apply:

      (a) CHANGE OF CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change of Control of QLT Inc. (as defined in any agreement relating to a change of control of QLT Inc. entered into between QLT USA and Mr. Duncan), the provisions of that change of control agreement will govern (unless Mr. Duncan otherwise elects as contemplated in paragraph 5.8 of this Agreement).

      (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT USA, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

      (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

      (a) The application of that provision under circumstances different from those adjudicated by the court;

      (b)   The application of any other provision of this Agreement; or

      (c)   The enforceability or invalidity of this Agreement as a whole.

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

      If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

10.10 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11 AMENDMENTS - Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT USA and Mr. Duncan.

      IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

QLT USA, INC.

BY: ___________________________

_______________________________
MICHAEL R. DUNCAN

                                   SCHEDULE A

                                     RELEASE

                      EMPLOYEE ACKNOWLEDGEMENT AND RELEASE

RELEASE

In exchange for my receipt of severance pay and other benefits to which I am not otherwise entitled, I hereby release acquit and forever discharge QLT USA, Inc., including its officers, directors, agents, attorneys, servants, employees, stockholders, successors, assigns, subsidiaries and affiliates (collectively "QLT USA"), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligation of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time before and including my employment termination date, including, but not limited to:

      (a) any and all such claims and demands directly or indirectly arising out of or in any way relation to my employment and the termination of my employment, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in QLT USA (including QLT Inc.), vacation pay, fringe benefits, expense, reimbursements, sabbatical benefits, severance benefits, or any other form of compensation;

      (b) claims pursuant to any federal, state or local law or cause of action, as amended, including but not limited to the: Federal Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1866, Fair Labor Standards Act, Older Workers Benefit Protection Act, Employee Retirement Income Security Act, Family and Medical Leave Act, Americans with Disabilities Act, Colorado Wage Act and Colorado Anti-Discrimination Act; and

      (c) any and all claims related to wrongful discharge, harassment, breach of the covenant of good faith and fair dealing, contract law, tort law, discrimination, fraud, negligence, personal injury, loos of income, defamation or emotional distress.

I acknowledge that, among other things, I am waiving and releasing any rights I may have under the ADEA, that this waiver and release is knowing, voluntary and willing, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of QLT USA. I further acknowledge that I have been advised that:

      (a) the waiver and release granted herein does not relate to claims which may arise after this release is executed;

      (b) I should consult with an attorney prior to executing this release (although I may voluntarily choose not to do so);

      (c) I have (45 days if my age is 40 or over and 21 days if I am under the age of 40) beginning the day after I receive this release in which to consider it, after which QLT USA's offer to enter into the Letter Agreement, to which this release is attached, will be terminated and withdrawn if I have not executed the Letter Agreement and this release (although I may voluntarily choose to execute the documents earlier);

      (d) I have seven (7) days beginning the day after I execute this release to revoke my consent to the release. I agree that the revocation must be in writing and hand-delivered or mailed to QLT USA, Inc. If mailed, the revocation must be postmarked within the seven (7) day period, properly addressed to QLT USA, Inc. at 2579 Midpoint Drive, Fort Collins, Colorado, U.S.A., 80525, Attention: President, and sent by certified mail, return receipt requested. I understand that I will not receive any payment under this Letter Agreement if I revoke the Letter Agreement and in any event, I understand that I will not receive any settlement payment until after the seven (7) day revocation period has expired;

      (e) the Letter Agreement shall not be effective and enforceable and no severance paid until the seven (7) day revocation period has expired;

      (f) by executing the Letter Agreement and this release I am representing that I am entering into these agreements and releases based upon my own knowledge and judgement and that I have not relied on any representations or promises of QLT USA other than those contained in the Letter Agreement and this release;

      (g) if any facts or matters upon which I have relied in entering into the Letter Agreement and this release shall later prove to be otherwise, the Letter Agreement and this release shall nevertheless remain in full force and effect; and

      (h) by executing the Letter Agreement and this release I am representing that I am entering into these agreements and releases voluntarily, without coercion, and with full knowledge that they are intended, to the maximum extent permitted by law, as a complete and final releases and waiver of any and all of my claims.

I also acknowledge that a general release does not extend to claims that the creditor does no know or suspect to exist in the creditor's favor at the time of executing the release, which if known by the creditor would and must have materially affected the creditor's settlement with the debtor. I hereby expressly waive and relinquish all rights and benefits under any such principal of law in any jurisdiction with respect to any unknown or unsuspected claims I may have against QLT USA.

I HAVE READ AND UNDERSTOOD, AND I AGREE COMPLETELY TO THE TERMS STATED ABOVE.

Date:_____________________                By:_______________________

                                             _______________________
                                             Printed Name